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                                                                    EXHIBIT 99.8

                              FIRST AMENDMENT TO
                                XCELLENET, INC.
                         1996 LONG-TERM INCENTIVE PLAN

     THIS FIRST AMENDMENT (this "Amendment") to the XcelleNet, Inc. 1996 Long-Term Incentive Plan (the "Plan") is made as of this 21st day of July 1998.

     1.   General.  On July 21, 1998, XcelleNet, Inc. ("XcelleNet") was merged
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(the "Merger") with and into Sterling Commerce (Southern), Inc. ("Commerce
Southern"), a wholly owned subsidiary of Sterling Commerce, Inc. ("Sterling Commerce"), pursuant to an Agreement and Plan of Merger, dated as of April 16, 1998 (the "Merger Agreement"), by and among Sterling Commerce, Commerce Southern and XcelleNet. Pursuant to the Merger Agreement and the Plan, at the effective time of the Merger (the "Effective Time"), each outstanding option to purchase XcelleNet Stock was converted into an option to purchase shares of Common Stock, par value $.01 per share, of Sterling Commerce ("Commerce Stock").

     2.   Definitions.  Terms used in this Amendment with initial capital
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letters that are not otherwise defined herein have the meaning ascribed to such terms in the Plan. Notwithstanding the foregoing, unless the context requires otherwise, from and after the date of this Amendment the following terms used in the Plan shall have the following meaning:

          (a) "Board" means the Board of Directors of Sterling Commerce or a duly authorized committee thereof;

          (b) "Committee" or "Compensation and Stock Option Committee of the Board" means the Board of Directors of Sterling Commerce or a duly authorized committee thereof

          (c)  "Company" means Sterling Commerce (Southern), Inc.

          (d) "Stock" means Common Stock, par value $.01 per share, of Sterling Commerce;

     3.   Administration of the Plan.  Article IV of the Plan is hereby deleted
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and replaced in its entirety by the following:

                                  "ARTICLE IV
                                ADMINISTRATION

          4.1 The Plan shall be administered by the Board. The Board shall have the exclusive power, authority and discretion to make all decisions and determinations that may be required under the Plan or it may deem necessary or advisable to administer the Plan."
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     4.   Notification of Exercise.  Notwithstanding anything to the contrary
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contained in the Plan, Options shall be exercised by an irrevocable written notice directed to the Secretary of Sterling Commerce at 4600 Lakehurst Court, Dublin, Ohio 43016 (telephone: (614) 793-7000) or his or her designee.

     5.   No Further Awards.  Notwithstanding anything to the contrary contained
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in the Plan, no Awards shall be granted under the Plan after the Effective Time.

     6.   Governing Law.  Notwithstanding anything to the contrary contained in
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the Plan and the Award Agreements, to the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

                              STERLING COMMERCE (SOUTHERN), INC.
                              (as successor by merger with XcelleNet, Inc.)

                              By: /s/ Albert K. Hoover
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                                  Name:  Albert K. Hoover
                                  Title: Vice President, Secretary
                                            and Assistant Treasurer